April 27, 2010

The Chief Financial Officer
Nord Resources Corporation
Per electronic mail transmission

Dear Wayne

ISDA MASTER AGREEMENT AND SCHEDULE DATED July 24, 2007 AND COPPER HEDGING TRANSACTIONS THEREUNDER ("the Copper Hedge")

We refer to the Copper Hedge and to our letter in that connection dated April 8, 2010.

We understand that you are not, at this time, possessed of sufficient cash resources to enable you to make the payment demanded in our letter of April 8, 2010.

We are prepared to forbear on the exercise of our rights and remedies under the terms of the Copper Hedge in respect of the non payment by you of the payment demanded in our letter of April 8, 2010 until close of business on May 13, 2010 on the same terms and conditions as are set out in our letter to you of April 22, 2010. We reserve the right, however, to withdraw such forbearance at any time at our discretion if, after our review of the progress achieved towards raising the funds required to make all overdue payments under the Credit Agreement and Copper Hedge and to place yourselves in a position where you are Solvent (as defined in the Credit Agreement), to be considered on a weekly basis, we are not satisfied with such progress.

All of our rights under the Copper Hedge, the Credit Agreement and related Security Documents are reserved.

Please acknowledge receipt hereof (and of the terms of this forbearance) by returning a signed copy hereof to my attention.

Kind regards

/s/ Kevin Ryder

Per: Kevin Ryder
Director: Investment Banking
Nedbank Capital, London
Mobile: +44(0)7595 400932
Tel: +44(0)20 7002 3530
Fax: +44(0)20 7002 3404